Exhibit 99.1

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

October 23, 2007

SIGMA-ALDRICH (NASDAQ: SIAL) Q3 2007 SALES INCREASE 14.0%, YIELDING

DILUTED EPS OF $.54. 2007 DILUTED EPS FORECAST RAISED $.05 TO $2.25 TO $2.35.

HIGHLIGHTS:

Sales, Income and EPS Results (all percentage comparisons are to comparable periods in 2006):

•

Strongest Quarterly Sales Growth in 2007: Q3 2007 sales growth improved on prior quarters’ performance, with reported quarterly growth of 14.0%. Sales of $503.2 million nearly matched the record high sales achieved in Q2 2007. Organic sales growth of 7.0% equaled the Company’s growth goal, with a currency benefit of 4.3% and a 2.7% contribution from the February 2007 Epichem acquisition enhancing reported growth. Quarterly and year-to-date comparisons and a reconciliation of reported to adjusted sales growth can be found on page 10.

•

Margins Continued Strong As Pretax Income Gain Exceeds Sales Growth: Q3 2007 operating and pretax income margins were 22.4% and 21.2%, respectively, an improvement over Q3 2006 results. Pretax income in Q3 2007 increased 18.5%.

•

EPS Growth Affected By Previously Communicated Tax Rate Changes In Q3: Q3 2007 diluted EPS increased 5.9% to $.54, reflecting previously communicated tax differences that include both a $.03 per share tax charge in Q3 2007 to revalue deferred tax assets and liabilities as a result of tax rate changes in Europe and a tax audit benefit in Q3 2006 that had increased diluted EPS in that quarter by $.03. EPS growth would have largely matched the pretax income gain absent these tax differences. Favorable currency rates added $.06 to reported EPS in Q3 2007. A reconciliation of currency adjusted proforma to reported diluted EPS for the quarter and year-to-date periods can be found on page 11.

Outlook:

•

Full year 2007 sales are expected to remain in line with year-to-date performance and achieve the Company’s 7% organic growth goal. The acquisition of Epichem is expected to add an additional 2% in growth for the full year. Currency benefits could add more than 4% to these growth estimates if currency exchange rates remain at September 30, 2007 levels.

•

Management is raising its 2007 diluted EPS forecast by $.05 to a new range of $2.25 to $2.35 to reflect improved pretax margin expectations, realized and expected currency benefits and a more favorable full year tax rate than that used in previous forecasts.

CEO’s STATEMENT:

Commenting on third quarter performance and expectations for the full year of 2007, President and CEO Jai Nagarkatti said: “We are very pleased that improved growth this quarter produced quarterly sales in excess of $500 million for the second successive quarter. The key initiatives supporting our customer centric sales focus enabled us to deliver organic sales growth at our targeted 7% level and add another 3% from acquisitions. And, we expect similar performance for the final quarter of 2007. We continued to add new programs to support this sales growth objective while maintaining profit levels. So I’m confident about our ability to deliver both our targeted sales growth and our increased EPS forecast of $2.25 to $2.35 when we report our 2007 results next February. Changes in our management team at the beginning of the quarter brought new energy to these efforts and have sharpened our focus even further. And our previously announced supply chain initiative is well under way. We remain confident about the rest of 2007, 2008 and beyond as we remain focused on achieving the strategic plan objectives we set two years ago.”

Nagarkatti continued, “Third quarter achievements and expectations for our five key growth initiatives included:

•

Continuing to enhance our customer centric focus, enabling us to deliver another quarter of strong sales performance. Our Research Essentials unit delivered above target sales growth for the second successive quarter, and Research Specialties has now achieved better than expected growth in each of the last five quarters. Research Biotech had its strongest quarterly gain in 2007, supporting our confidence in the activities we’ve added to boost sales growth for this unit and our earlier forecast for organic growth of 6% over the second half of 2007. And SAFC turned in another strong quarterly performance with contributions from both its core businesses and the Epichem acquisition that is enhancing success in our Hitech business;

•

Increasing reported and adjusted sales growth in CAPLA (Canada, Asia Pacific and Latin America) markets by 21.1% and 12.1%, respectively, in Q3 2007. Reported quarterly sales growth in our primary focus markets of Brazil, China and India remained robust and we recently announced plans to increase our presence in China with the construction of our first manufacturing site in that country;

•

Boosting sales from web-based ordering yet again through our industry-leading web site to 41% of worldwide Q3 2007 Research based sales, one full quarter ahead of our full year 2007 goal of 40%. Average daily visits to our website neared the 100,000 level during the final month of the quarter;

•

Continuing our commitment to process improvement with more than $5 million in additional savings during Q3 to yield $12 million in year-to-date benefits as we seek to meet or beat our goal of $15 million in savings for the full year; and

•

Adding exciting new capabilities to our Research Biotech business by acquiring a small equity interest in Sangamo BioSciences and agreeing to license their technology and benefit from future development efforts through Sangamo’s leadership position in zinc finger protein technology. The acquisitions of Epichem and Molecular Medicine BioServices during the first half of 2007 also supported our goal of growth from acquisitions by adding $52 million in annualized revenues in other desirable technology platforms and businesses. Other evaluations and discussions underway are expected to add to these revenues in the months and years to come.”

Nagarkatti concluded, saying, “With more than $1.5 billion in sales year to date, we are within reach of crossing the $2 billion mark in annual sales for the first time in our Company’s history in 2007. And we expect to reach that new level with profits and cash flows that provide superior returns to our shareholders while enabling us to fund the investments required to maintain future growth.”

SALES RESULTS (all percentage comparisons are to comparable periods in 2006):

A reconciliation of reported and adjusted sales growth and quarterly sales by business unit can be found in tabular form in the Supplemental Financial Information section on page 10.

Reported sales increased 14.0% and 13.0% for the third quarter and first nine months of 2007, respectively. Third quarter and year-to-date organic sales growth, excluding currency benefits and a contribution from the February 2007 acquisition of Epichem, were 7.0% and 6.9%, respectively. Highlights for our four business units included:

Research Essentials (Reported growth: Q3: 8.6%, YTD: 8.3%; Organic growth: Q3: 4.4%, YTD: 4.4%): Overall organic sales growth in Q3 2007 remained in line with first half 2007 results, with all key product groups benefiting from increased demand. Sales to pharmaceutical accounts in the U.S. remained strong and sales to U.S. academic accounts showed noticeable improvement for the second successive quarter. Creative solutions to provide lab essential products in CAPLA markets through improved product stocking and new relationships with local suppliers continued to provide above average growth in several Asia Pacific and Latin American countries.

Research Specialties (Reported growth: Q3: 13.6%, YTD: 13.0%; Organic growth: Q3: 8.8%, YTD: 8.6%): This unit continued its strong performance in Q3 2007, enabling it to exceed its 6% long-term organic growth target for the fifth successive quarter. Stronger academic demand in the U.S. continued for the second successive quarter. Improved marketing efforts, such as coordinating the capabilities of Research Essentials and Research Specialties to leverage our customer centric approach and the addition of new tools to drive Internet promotions and interactions, helped sales growth in all key geographic regions. Better product availability from intentional inventory increases and new supplier relationships in CAPLA markets continued to fuel double-digit organic growth for Research Specialties in these markets as well.

Research Biotech (Reported growth: Q3: 11.2%, YTD: 7.0%; Organic growth: Q3: 7.2%, YTD: 3.4%): Improved sales growth during the third quarter from that realized over the first six months of 2007 reflected stronger spending by academic customers, results from our addition of more sales specialists and the expansion of our product offerings through internal development efforts and technology licenses. Molecular biology product sales were particularly strong. Consistent pricing for synthetic DNA products in more recent quarters helped stabilize sales of these products for the third quarter.

SAFC (Fine Chemicals; Reported growth: Q3: 19.8%. YTD: 20.0%; Organic growth: Q3: 6.1%, YTD: 8.5%): After achieving record sales of $153.2 million in Q2 2007, sales in Q3 2007 remained very strong at $149.0 million. Results benefited from improved performance for our Hitech products due largely to the added capabilities of Epichem (acquired in February 2007) and a full quarter’s contribution from the May 2007 acquisition of Molecular Medicine BioServices. Strong demand for custom pharmaceutical products continued. After stabilizing in Q2 2007, demand for industrial cell culture products declined in Q3 2007 from Q3 2006, reflecting the variable quarterly results from this product group. Booked orders for future delivery for all SAFC products increased to a new all time high level.

CAPLA: Efforts to grow sales in CAPLA markets at an even faster pace and to boost their overall contribution to 25% of total Company sales by 2010 led to reported and organic third quarter sales increases of 21.1% and 12.1%, respectively, with the Epichem acquisition (3.4 percentage points) and currency (5.6 percentage points) explaining the difference. Sales in these markets provided approximately 20.0% of total Q3 2007 sales, a one-percentage point improvement from the Q2 2007 level. Continued emphasis in the developing markets of India, China and Brazil provided reported growth ranging from 25% to 60% in these focus markets for the third consecutive quarter.

INCOME ANALYSIS:

A reconciliation of currency adjusted proforma to reported net income and diluted earnings per share can be found in tabular form in the Supplemental Financial Information section on page 11.

Reported diluted EPS for 2007’s third quarter of $.54, which includes a $.06 benefit from currency exchange rates, increased 5.9% over the $.51 reported for 2006’s third quarter. This $.54 reported diluted EPS for Q3 2007 also includes a $.03 tax charge for the previously communicated revaluation of deferred tax assets and liabilities to reflect tax rate changes effective in 2008. The charge is approximately $.01 per share below prior expectations due to favorable tax rate changes enacted in the U.K. during Q3 2007 and applicable in 2008 that reduced deferred taxes. The Q3 2007 diluted EPS comparison also reflects a $.03 per share tax audit benefit in Q3 2006, with the combined effect of these differences adversely impacting the third quarter EPS comparison by $.06.

Gross profit, S,G&A expenses and operating and pretax income, all expressed as a percentage of sales, and the effective tax rate, expressed as a percentage of pretax income, for the third quarters and first nine months of 2007 and 2006, were as follows:

	Third Quarter		Year-To-Date
	2007	2006	2007	2006
Gross profit	50.9%	50.5%	51.2%	51.5%
S,G&A expenses	25.5%	25.6%	25.6%	25.7%
Operating income	22.4%	21.9%	22.7%	22.8%
Pretax income	21.2%	20.4%	21.5%	21.4%

Effective tax rate	33.0%	24.1%	30.2%	28.1%

The higher gross profit margins in Q3 2007 versus levels achieved in Q3 2006 came largely from increased currency benefits and lower inventory write-offs, partially offset by the impact of the February 2007 acquisition of Epichem and its higher cost levels relative to our base business and costs to ramp up production levels to support higher current and expected sales growth levels. S,G&A expense levels, which include new sales positions added throughout the first nine months of 2007 to stimulate growth, particularly for Research Biotech, were almost exactly offset by slower growth or modest declines in certain other operating expense levels which were individually insignificant. Overall, efforts to more fully integrate Epichem produced a modest contribution to third quarter results after being mildly dilutive during the first half of 2007, with the expectation that the acquisition will be about neutral to full year 2007 earnings.

The effective tax rates for both Q3 2007 and the first nine months of 2007 compared to the same periods in 2006 reflect a net tax charge of approximately $4.0 million in Q3 2007 to revalue deferred tax assets and liabilities in Germany and the U.K. and a tax audit benefit in Q3 2006 of approximately $4.0 million. Other items impacting year-to-date tax rate comparisons include a lower level of international taxes in 2007, an increase in the U.S. manufacturing deduction in 2007 and the reinstatement of R&D tax credits in Q4 2006, partially offset by the expiration of U.S. export tax benefits at the end of 2006.

OUTLOOK:

2007 Performance: Ongoing implementation of programs supporting our five key strategic initiatives is expected to provide organic sales growth of approximately 7% for all of 2007.

With above target performance in both the second and third quarters of 2007, Research Essentials is expected to meet or slightly exceed its long-term organic growth target of 4% for the full year.

The activities that have driven above target growth in Research Specialties through the second half of 2006 and the first three quarters of 2007 are expected to drive growth of at least 6% during Q4 2007. Despite tougher comparisons to its best sales performance in Q4 2006, such growth will enable this unit to exceed its long-term organic growth goal for full year 2007, delivering growth in excess of 7%.

Research Biotech is expected to maintain improved organic sales growth compared to first half performance for the final quarter of 2007, resulting in 6% organic growth for the second half of 2007. This unit will continue to benefit from increased sales efforts launched early in the year, the continued addition of innovative products to our broad offering, the listing of some of our biotechnology products in new public databases, the availability of new tools to more quickly locate our products during web searches and the Q3 2007 addition of new product licenses with Sangamo BioSciences.

After achieving record sales levels in each of the last two quarters, SAFC is expected to once again set a new record for sales during the final quarter of 2007, just as it did in the final quarter of 2006. SAFC expects organic growth exceeding 7% for both the fourth quarter and the full year. As noted above, the acquisition of Epichem Group, an innovator in developing and supplying high performance semiconductor materials, is expected to add two percentage points to total Company organic sales growth for full year 2007. The Q2 2007 addition of Molecular Medicine Biosciences, which has been largely integrated into the SAFC Pharma business, will not be separately reported.

Ongoing efforts to identify and pursue other desirable acquisition candidates may further enhance growth in 2007 and 2008 as we continue to expect roughly 3% in overall additional annual revenue growth through the acquisition of strategically important products, services, platform technologies, businesses and facilities. If exchange rates remain at September 30, 2007 levels, currency would contribute in excess of four percentage points to overall reported sales growth for 2007.

Based on results for the first nine months of 2007, the sales expectations described above, currency rates remaining at September 30, 2007 levels, the expected pretax margin and tax rate described below, and other expectations for our business, we have increased our previously reported diluted earnings per share forecast by $.05 to a new range of $2.25 to $2.35, a 10% to 15% increase over 2006’s $2.05. This newest upward revision is largely the result of our expectations for modest improvements in pretax margins and currency contributions and a more favorable full year tax rate from our prior forecast. Pretax income margins for the full year should be largely in line with the 21.5% achieved in the first nine months of 2007, improving on our earlier forecast to match the 21.1% achieved in 2006. Our effective tax rate for all of 2007 is expected to be approximately 30% of pretax income, with the improvement from our previously forecast range of 30-31% reflecting a better than expected effect of tax rate changes on deferred tax assets and liabilities in Q3. Variations to this forecast tax rate and forecast diluted EPS for 2007 are possible due in part to changes in the status of tax uncertainties pursuant to FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Additional modest share repurchase activity may also benefit EPS growth.

Supply Chain Initiative: The Company’s previously announced supply chain project is an ambitious five-year project that is expected to improve service and enable us to expand margins through eight separate but complementary supply chain initiatives focused on improving how we procure goods and services, manage inventory and execute other supply chain activities that are key to our customer centric approach. While the project has commenced, benefits from this project are not expected to begin until 2008, with financial results expected to be neutral to mildly accretive to earnings next year. Management expects annual pretax income benefits of $10 to $15 million beginning as early as 2009, increasing in roughly ratable amounts to between $35 and $45 million annually by 2012. Based on current shares outstanding, this could increase diluted earnings per share by $.05 to $.08 in 2009, increasing to $.19 to $.24 by 2012, and improve pretax and operating margins by as much as 150 basis points when the full benefits of the project are realized. These benefits are above and beyond our current expectations to continue to generate $15 million in annual pretax savings from process improvements, with the majority of these $15 million in savings expected to be reinvested to support achieving revenue growth targets just as they have been historically.

OTHER INFORMATION:

Return On Equity: Our ROE at September 30, 2007 was 20.4%, continuing to exceed our 20% goal.

Share Repurchase: Another 1.0 million shares were acquired during Q3 2007 at an average price of $46.91 per share. Since beginning the program in late 1999, 83.0 million shares have been acquired at an average purchase price of $20.08 per share. There were 130.0 million shares outstanding at September 30, 2007. Over time, the Company expects to repurchase 7.0 million more shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash Flow, Working Capital and Debt: Cash flow from operations for the first nine months of 2007 compared to the same period of 2006 increased by $43.4 million to $269.4 million. The purchase of 3.0 million of our shares in the first nine months of 2007 used $131.4 million of cash. Acquisitions have used another $67.6 million of cash thus far this year. Capital expenditures were $53.0 million for the first nine months of 2007, $5.8 million higher than spending during the same period of 2006.

Short-term borrowings were $359.9 million at a weighted average interest rate of 4.8% and long-term debt was $207.2 million at a weighted average interest rate of 6.4% at September 30, 2007. Our debt to capital ratio at September 30, 2007 was 26.6%.

Accounts receivable days sales outstanding at September 30, 2007 were 55 days, with the increase from the June 30, 2007 level of 51 days due primarily to the impact of quarter end currency rates on accounts receivable balances and a temporary increase related to the timing of customer payments. Inventory months on hand were 7.6 months at September 30, 2007, equivalent to the level at year-end 2006. Reported inventories increased to $658.6 million at September 30, 2007 from $596.0 million at December 31, 2006, with the majority of the increase attributed to intentional increases at select locations to improve service, the impact of currency rates on inventory values and acquired inventories.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 36 countries and has 7,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award winning web site at www.sigma-aldrich.com.

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 60% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. Organic sales growth data presented in this release is proforma data and excludes currency, and where indicated, acquisition impacts. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur later in 2007 to applicable exchange rates and are thus unable to reconcile the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2007. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts, the sales benefit from acquisitions and an inventory purchase accounting charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including the “Highlights”, “CEO’s Statement”, “Sales Results”, “Income Analysis”, “Outlook”, and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) dependence on uninterrupted manufacturing operations, (4) changes in the regulatory environment in which the Company operates, (5) changes in worldwide tax rates or tax benefits from domestic and international operations, including the matters described in Note 4 to the Consolidated Financial Statements - Uncertainty in Income Taxes - in the Company’s Form 10-Q report for the quarter ended June 30, 2007, (6) exposure to litigation, including product liability claims, (7) changes in research funding and the success of research and development activities, (8) the ability to maintain adequate quality standards, (9) reliance on third party package delivery services, (10) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (11) other changes in the business environment in which the Company operates, and (12) the outcome of the matters described in Note 13 to the Consolidated Financial Statements - Contingent Liabilities and Commitments - in the Company’s Form 10-Q report for the quarter ended June 30, 2007. A further discussion of the Company’s risk factors can be found in Item 1A of the Company’s Form 10-K report for the year ended December 31, 2006. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$503.2	$441.4	$1,506.6	$1,333.0
Cost of products sold	247.3	218.7	735.8	647.0

Gross profit	255.9	222.7	770.8	686.0
Selling, general and administrative expenses	128.3	112.9	385.5	343.1
Research and development expenses	15.0	13.2	43.6	39.6
Interest, net	5.8	6.5	17.5	18.1

Income before income taxes	106.8	90.1	324.2	285.2
Provision for income taxes	35.2	21.7	98.0	80.0

Net income	$71.6	$68.4	$226.2	$205.2

Net income per share - Basic	$0.55	$0.52	$1.73	$1.54

Net income per share - Diluted	$0.54	$0.51	$1.70	$1.52

Weighted average number of shares outstanding - Basic	130.2	132.2	130.9	133.2

Weighted average number of shares outstanding - Diluted	132.7	134.2	133.3	135.1

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited)
	September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$202.8	$173.8
Accounts receivable, net	298.5	248.0
Inventories	658.6	596.0
Deferred taxes	54.4	49.6
Other current assets	47.8	45.5

Total current assets	1,262.1	1,112.9

Property, plant and equipment, net	671.6	645.1
Goodwill, net	416.1	361.3
Intangibles, net	140.0	126.0
Other assets	113.8	89.0

Total assets	$2,603.6	$2,334.3

Liabilities and Stockholders' Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$359.9	$189.0
Accounts payable	103.5	97.2
Accrued payroll and payroll taxes	48.6	47.4
Accrued income taxes	48.0	48.6
Other accrued expenses	83.1	60.4

Total current liabilities	643.1	442.6

Long-term debt	207.2	337.9
Deferred post-retirement benefits	38.5	38.5
Deferred taxes	45.7	48.1
Other liabilities	103.3	56.3

Total liabilities	1,037.8	923.4

Stockholders' equity:
Common stock	201.8	201.8
Capital in excess of par value	102.7	79.1
Common stock in treasury	(1,487.3)	(1,375.4)
Retained earnings	2,609.3	2,424.7
Accumulated other comprehensive income	139.3	80.7

Total stockholders' equity	1,565.8	1,410.9

Total liabilities and stockholders' equity	$2,603.6	$2,334.3

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Nine Months Ended September 30,
	2007	2006
Cash flows from operating activities:
Net income	$226.2	$205.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.5	66.8
Deferred income taxes	(16.1)	(24.3)
Stock-based compensation expense	14.9	10.2
Other	6.1	5.7
Changes in assets and liabilities:
Increase in accounts receivable	(31.8)	(35.8)
Increase in inventories	(27.4)	(14.5)
Increase in accrued income taxes	25.6	4.8
Other	(0.6)	7.9

Net cash provided by operating activities	269.4	226.0

Cash flows from investing activities:
Property, plant, and equipment additions	(53.0)	(47.2)
Proceeds from sale of property, plant and equipment	1.0	2.5
Acquisitions of businesses, net of cash acquired	(67.6)	(15.2)
Other, net	(5.2)	(11.4)

Net cash used in investing activities	(124.8)	(71.3)

Cash flows from financing activities:
Net issuance of short-term debt	89.8	90.6
Repayment of long-term debt	(67.4)	(67.2)
Payment of dividends	(45.1)	(41.9)
Treasury stock purchases	(131.4)	(125.0)
Exercise of stock options	24.9	21.1
Excess tax benefits from stock-based payments	5.5	2.4

Net cash used in financing activities	(123.7)	(120.0)

Effect of exchange rate changes on cash	8.1	3.7

Net change in cash and cash equivalents	29.0	38.4
Cash and cash equivalents at January 1	173.8	98.6

Cash and cash equivalents at March 31	$202.8	$137.0

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Sales Growth by Business Unit

	Three Months Ended September 30, 2007
	Reported	Currency Impact	Acquisition	Adjusted (Organic)
Research Essentials	8.6%	4.2%	—%	4.4%
Research Specialties	13.6%	4.8%	—%	8.8%
Research Biotech	11.2%	4.0%	—%	7.2%
SAFC	19.8%	4.0%	9.7%	6.1%
Total	14.0%	4.3%	2.7%	7.0%

	Nine Months Ended September 30, 2007
	Reported	Currency Impact	Acquisition	Adjusted (Organic)
Research Essentials	8.3%	3.9%	—%	4.4%
Research Specialties	13.0%	4.4%	—%	8.6%
Research Biotech	7.0%	3.6%	—%	3.4%
SAFC	20.0%	4.0%	7.5%	8.5%
Total	13.0%	4.1%	2.0%	6.9%

Business Unit Sales

(in millions)

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006	Total 2006
Research Essentials	$91.8	$88.1	$87.4	$88.0	$355.3
Research Specialties	168.8	164.1	164.2	172.6	669.7
Research Biotech	71.8	69.0	65.4	70.6	276.8
SAFC	110.7	127.3	124.4	133.3	495.7

Total Customer Sales	$443.1	$448.5	$441.4	$464.5	$1,797.5

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	YTD 2007
Research Essentials	$98.8	$95.9	$94.9	$289.6
Research Specialties	189.3	185.6	186.6	561.5
Research Biotech	75.2	72.8	72.7	220.7
SAFC	132.6	153.2	149.0	434.8

Total Customer Sales	$495.9	$507.5	$503.2	$1,506.6

SIGMA-ALDRICH CORPORATION

Supplemental Financial Information - (Unaudited)

Reconciliation of Proforma to Reported Net Income

	Net Income (in millions)		Diluted Earnings Per Share
	Three Months Ended September 30		Three Months Ended September 30,
	2007	2006	2007	2006
Proforma net income before currency impact	$63.4	$68.4	$0.48	$0.51
Currency impact	8.2	—	0.06	—

Total reported net income	$71.6	$68.4	$0.54	$0.51

	Net Income (in millions)		Diluted Earnings Per Share
	Nine Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Proforma net income before currency impact and inventory purchase accounting charge	$203.2	$207.3	$1.53	$1.53
Currency impact	23.0	—	0.17	—

Proforma net income before inventory purchase accounting charge	226.2	207.3	1.70	1.53
Inventory purchase accounting charge	—	(2.1)	—	(0.01)

Total reported net income	$226.2	$205.2	$1.70	$1.52